Exhibit 99.5

FORM OF
REVOLVING LOAN NOTE

US$	, 2014

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Borrower”), for value received, promises and agrees to pay to the order of                                                                           (the “Lender”), at the payment office of TIME WARNER INC., as Administrative Agent (the “Administrative Agent”), at One Time Warner Center, New York, New York 10019, or at such other place as the Administrative Agent may designate from time to time in writing, the principal sum of                                                                                  AND NO/100 DOLLARS (US$                        ), or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans owed to the Lender under the Credit Agreement (as defined below) in lawful money of the United States of America and in immediately available funds, on the dates provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Loans, at such office, in like money and funds, for the period commencing on the date each such Loan is Borrowed until the date such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This note evidences the Loans owed to the Lender under that certain Revolving Loan Facility Credit Agreement, dated as of [            ] [        ], 2014 (as restated, amended, modified, supplemented and in effect, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time (including the Lender) and the Administrative Agent, and shall be governed in all respects by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.

The Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the amount and date of each payment or prepayment of principal of each Loan received by the Lender, provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such Loan.

Except only for any notices which are specifically required by the Credit Agreement, the Borrower for itself and its successors and assigns hereby waives notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consents that the time of payment hereof may be extended and re-extended from time to time without notice to any of them.

The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain Events of Default.  Reference is made to the Credit Agreement for all other pertinent purposes.

This note is issued pursuant to and is entitled to the benefits of the Credit Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:
Name:
Title:

SCHEDULE A

TO

REVOLVING LOAN NOTE

This note evidences the Loans owed to the Lender under the Credit Agreement, in the principal amount set forth below and the applicable rates for each such Loan, subject to the payments of principal set forth below:

SCHEDULE
OF
REVOLVING LOAN AND PAYMENTS OF PRINCIPAL AND INTEREST

Date	Principal Amount of Loan	Amount of Principal Paid or Prepaid	Interest Paid	Amount of PIK Election	Balance of Loans	Notation Made by